Exhibit 99.1

      The following is a description of the relationships among

the Reporting Persons and certain related entities or persons that may be deemed to beneficially own shares of the class A common stock, par value $0.01 per share (the "Class A Shares")

of CompX, the issuer.

      All of the outstanding voting stock of Contran Corporation

("Contran") is held by the Harold C. Simmons Family Trust No. 2

(the "Family Trust") established for the benefit of Lisa K.

Simmons and Serena Simmons Connelly and their children, for

which Ms. Simmons and Ms. Connelly are co-trustees, or is held directly by Ms. Simmons and Ms. Connelly or entities related to them. Ms. Simmons and Ms. Connelly are sisters.

      Ms. Simmons and Ms. Connelly also serve as co-chairs of the

Contran board of directors (the "Contran Board"), and one other member of Contran management also serves on the Contran Board.

As co-trustees of the Family Trust, Ms. Simmons and Ms. Connelly have the shared power to vote and direct the disposition of the shares of Contran stock held by the Family Trust, and Ms.

Simmons and Ms. Connelly each has the power to vote and direct the disposition of shares of Contran stock they hold directly or which is held by other entities related to them.

      Contran is the holder of 100% of the outstanding common

stock of Dixie Rice Agricultural L.L.C.("Dixie Rice")and may be

deemed to control Dixie Rice.  Dixie Rice is the direct holder of 100% of the outstanding common stock of Valhi Holding company

("VHC") and may be deemed to control VHC.

      Ms. Simmons and Ms. Connelly directly hold, or are related to the following persons or entities that directly hold,

the following percentages of the outstanding Class A Shares:

NL....................................................86.6%

Contran........................................Less than 1%

Kronos Worldwide, Inc. ("Kronos Worldwide")... Less than 1%

Serena Simmons Connelly........................Less than 1%

There are no shares of class B common stock of CompX

outstanding.

      Ms. Simmons and Ms. Connelly directly hold, or are related to the following persons or entities that directly hold, the following percentages of the outstanding shares of NL common stock:

Valhi, Inc. ("Valhi")................................82.9%

Kronos Worldwide.............................Less than 1%

Serena Simmons Connelly......................Less than 1%

Together, Valhi and Kronos Worldwide may be deemed to control

NL.

      Ms. Simmons and Ms. Connelly directly hold, or are related to the following persons or entities that directly hold,

the following percentages of the outstanding shares of Kronos

Worldwide common stock:

Valhi.................................................50.0%

NLKW Holding LLC ("NLKW").............................30.4%

Contran....................................... Less than 1%

Serena Simmons Connelly........................Less than 1%

Together, Valhi, NL (and its wholly-owned subsidiary NLKW) and

Contran may be deemed to control Kronos Worldwide.

      Ms. Simmons and Ms. Connelly directly hold, or are related to the following persons or entities that directly hold, the following percentages of the outstanding shares of Valhi common stock:

VHC...................................................91.5%

Serena Simmons Connelly........................Less than 1%

VHC may be deemed to control Valhi.  Contran may be deemed to control VHC, by virtue of its ownership of Dixie Rice shares.

      NL (including a wholly-owned subsidiary of NL) and Kronos

Worldwide own 14,372,970 shares and 1,724,916 shares,

respectively of Valhi common stock. As already stated, Valhi is the direct holder of approximately 82.9% of the outstanding

shares of common stock of NL and 50.0% of the outstanding shares of Kronos Worldwide common stock.  As a result of Valhi's direct and indirect ownership of NL and Kronos Worldwide and pursuant to Delaware law and Section 13(d)(4) of the Exchange Act, Valhi

treats the shares of Valhi common stock that NL and Kronos

Worldwide own as treasury stock for voting purposes. For the purposes of this statement, such shares of Valhi common stock that NL and Kronos Worldwide hold are not deemed outstanding.

      By virtue of the stock ownership of each of Kronos

Worldwide, NL, Valhi, VHC, Dixie Rice and Contran, the role of

Ms. Simmons and Ms. Connelly as co-trustees of the Family Trust,

Ms. Simmons and Ms. Connelly being beneficiaries of the Family

Trust, the direct holdings of Contran voting stock by each of

Ms. Simmons, Ms. Connelly and entities related to them, the

positions as co-chairs of the Contran Board by each of

Ms. Simmons and Ms. Connelly, in each case as described above,

(a) Ms. Simmons and Ms. Connelly may be deemed to control the

Family Trust, Contran, Dixie Rice, VHC, Valhi, NL, and Kronos

Worldwide and CompX and (b) Ms. Simmons and Ms. Connelly,

Contran, Dixie Rice, VHC, Valhi, NL and Kronos Worldwide may be

deemed to possess indirect beneficial ownership of, and a

pecuniary interest in, shares of common stock directly held by such entities, including any Class A Shares.  However, except for the 2,000 Class A Shares she holds directly, Ms. Connelly disclaims beneficial ownership of all Class A Shares, except to the extent of her pecuniary interest in such Shares, if any. Ms.

Simmons disclaims beneficial ownership of all Class A Shares except to the extent of her pecuniary interest in such shares,

if any.